Exhibit 21.1

List of Subsidiaries

Wynn-Crosby Energy, Inc.

Wynn-Crosby 1994, Ltd.

Wynn-Crosby 1995, Ltd.

Wynn-Crosby 1996, Ltd.

Wynn-Crosby 1997, Ltd.

Wynn-Crosby 1998, Ltd.

Wynn-Crosby 1999, Ltd.

Wynn-Crosby 2000, Ltd.

Wynn-Crosby 2002, Ltd.

P-H Energy, LLC

Beta Operating Company, L.L.C.

TCM, L.L.C.

Red River Field Services, L.L.C.

Prohawk Oil & Gas Corporation

Prohawk Operating, LLC

BETAustralia, LLC